Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

of

PINEAPPLE EXPRESS, INC.,

a Wyoming corporation,

with and into

PINEAPPLE, INC.,

a Nevada corporation

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 6, 2020, by and between Pineapple Express, Inc., a Wyoming corporation (“Constituent Company”), and Pineapple, Inc., a Nevada corporation (“Surviving Company”).

RECITALS:

WHEREAS, Constituent Company is a corporation organized and existing under the laws of Wyoming.

WHEREAS, Surviving Company is a corporation organized and existing under the laws of Nevada and is a wholly-owned subsidiary of Constituent Company.

WHEREAS, Constituent Company and its board of directors deem it advisable and in the best interests of Constituent Company and its shareholders to merge Constituent Company with and into Surviving Company pursuant to the provisions of Wyoming Business Corporation Act (the “WBCA”) and the Nevada Revised Statutes (the “NRS”) upon the terms and conditions set forth in this Agreement, subject to the approval of the Constituent Company’s shareholders as contemplated in Section 4.1.

NOW THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that Constituent Company shall be merged with and into Surviving Company (the “Merger”) upon the terms and conditions set forth below.

ARTICLE 1

PRINCIPAL TERMS OF THE MERGER

Section 1.1 Merger. On the Effective Date (as defined in Section 4.1 below), Constituent Company shall be merged with and into Surviving Company and the separate existence of Constituent Company shall cease. Surviving Company shall be the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation”) in the Merger, shall succeed to the assets of Constituent Company and assume the liabilities and obligations of Constituent Company by virtue of, and shall be governed by, the laws of Nevada. The address of the registered office of the Surviving Corporation in Nevada will be 1645 Village Center Circle, Suite 170, Las Vegas, NV 89134 in Clark County, Nevada, and the registered agent in charge thereof shall be Vcorp Services, LLC.

Section 1.2 Articles of Incorporation of the Surviving Corporation. The Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of Surviving Company as in effect immediately before the Effective Date without change unless and until amended in accordance with applicable law.

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Section 1.3 Bylaws of the Surviving Corporation. The Bylaws of the Surviving Corporation shall be the Bylaws of Surviving Company as in effect immediately before the Effective Date without change unless and until amended or repealed in accordance with applicable law.

Section 1.4 Directors and Officers. At the Effective Date of the Merger, the directors and officers of Constituent Company in office immediately before the Effective Date shall become the directors and officers, respectively, of the Surviving Corporation, each of such directors and officers to hold office, subject to the applicable provisions of the Articles of Incorporation and Bylaws of the Surviving Corporation and the NRS, until his or her successor is duly elected or appointed and qualified.

Section 1.5 Name of the Surviving Corporation. The corporation name of the Surviving Corporation shall be “Pineapple, Inc.”), the name of the Surviving Corporation as in effect immediately before the Effective Date.

ARTICLE 2

CONVERSION, CERTIFICATES AND PLANS

Section 2.1 Conversion of Shares. At the Effective Date of the Merger, each of the following transactions shall be deemed to occur simultaneously:

(a) Common and Preferred Stock. Each share of Constituent Company’s common stock, $0.0000001 par value per share (the “Constituent Common Stock”), and Series A Preferred Stock, $0.0000001 par value per share (the “Constituent Preferred Stock”), issued and outstanding immediately before the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable share of the Surviving Corporation’s common stock, $0.0000001 par value per share (“Surviving Common Stock”), or one validly issued, fully paid and nonassessable share of the Surviving Corporation’s Series A Preferred Stock, $0.0000001 par value per share (“Surviving Preferred Stock”), as applicable, provided, that each share of Constituent Common Stock and Constituted Preferred Stock held in Constituent Company’s treasury shall be canceled without any consideration being issued or paid therefor.

(b) Options and Warrants. Each option and warrant to acquire shares of Constituent Common Stock outstanding immediately before the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an equivalent option or warrants, as applicable, to acquire, upon the same terms and conditions, the number of shares of Surviving Common Stock that is equal to the number of shares of Constituent Common Stock the optionee or warrantholder would have received had the optionee or warrantholder exercised such option or warrant in full immediately before the Effective Date (whether or not such option or warrant was then exercisable) and the exercise price per share under each such option or warrant shall be equal to the exercise price per share thereunder immediately before the Effective Date.

(c) Convertible Securities. Each convertible security with the right to acquire shares of Constituent Common Stock or Constituent Preferred Stock outstanding immediately before the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an equivalent convertible security with the right to acquire, upon the same terms and conditions, the number of shares of Surviving Common Stock or Constituent Preferred Stock, as applicable, that is equal to the number of shares of Constituent Common Stock or Constituent Preferred Stock, as appliable, the holder would have received had the holder converted such convertible security in full immediately before the Effective Date (whether or not such convertible security was then convertible) and the conversion price per share under each such convertible security shall be equal to the conversion price per share thereunder immediately before the Effective Date.

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(d) Surviving Common Stock. Each share of Surviving Common Stock issued and outstanding immediately before the Effective Date and held by Constituent Company shall be canceled without any consideration being issued or paid therefor.

Section 2.2 Stock Certificates. After the Effective Date, each certificate theretofore representing issued and outstanding shares of Constituent Common Stock and Constituent Preferred Stock will thereafter be deemed to represent the same number of shares of Surviving Common Stock and Surviving Preferred Stock. The holders of outstanding certificates theretofore representing Constituent Common Stock or Constituent Preferred Stock will not be required to surrender such certificate to Constituent Company or the Surviving Company.

Section 2.3 Reorganization. For United States federal income tax purposes, the Merger is intended to constitute a tax-free reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

ARTICLE 3

TRANSFER AND CONVEYANCE OF ASSETS AND ASSUMPTION OF LIABILITIES

Section 3.1 Effects of the Merger. At the Effective Date, the Merger shall have the effects specified in the NRS, the WBCA and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Date the Surviving Corporation shall possess all the rights, privileges, powers and franchises, of a public as well as a private nature, and shall be subject to all the restrictions, disabilities and duties of each of the parties to this Agreement; the rights, privileges, powers and franchises of Constituent Company and Surviving Company, and all property, real, personal and mixed, and all debts due to each of them on whatever account, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter the property of the Surviving Corporation, as they were of the respective constituent entities, and the title to any real estate, whether by deed or otherwise vested in Constituent Company and Surviving Company or either of them, shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of the parties hereto shall be preserved unimpaired, and all debts, liabilities and duties of the respective constituent entities shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

Section 3.2 Additional Actions. If, at any time after the Effective Date of the Merger, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of Constituent Company acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation may execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement. The Surviving Corporation is fully authorized in the name of Constituent Company or otherwise to take any and all such action as the CEO of the Surviving Company shall determine in consultation with counsel.

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ARTICLE 4

APPROVAL BY SHAREHOLDERS; AMENDMENT; EFFECTIVE DATE

Section 4.1 Approval. This Agreement and the Merger contemplated hereby are subject to approval by the requisite vote, or a written consent in lieu of vote, of the Constituent Company’s shareholders in accordance with the WBCA and compliance with the requirements of applicable law, including the securities laws of the United States. As promptly as practicable after the later of (a) approval of this Agreement by the Constituent Company’s shareholders in accordance with applicable law and (b) compliance with applicable U.S. federal securities laws, duly authorized officers of the respective parties shall make and execute Articles of Merger and Articles of Merger and shall cause such documents to be filed with the Secretary of State of the State of Wyoming and the Secretary of State of the State of Nevada, respectively, in accordance with the laws of Wyoming and Nevada, respectively, and applicable U.S. federal securities laws. The effective date of the Merger (the “Effective Date”) shall be the date and time on and at which the Merger becomes effective under the laws of Wyoming or the date and time on and at which the Merger becomes effective under the laws of Nevada, whichever occurs later. The execution and delivery hereof by the Constituent Company shall constitute the approval and adoption of, and consent to, this Agreement and the transactions contemplated hereby in Constituent Company’s capacity as the sole shareholder of the Surviving Company.

Section 4.2 Amendments. The Board of Directors of Constituent Company may amend this Agreement at any time before the Effective Date, provided, however, that an amendment made subsequent to the approval of the Merger by the shareholders of Constituent Company shall not (a) alter or change the amount or kind of shares to be received in exchange for or on conversion of all or any of the shares of Constituent Common Stock and Constituent Preferred Stock, (b) alter or change any term of the Articles of Incorporation of Surviving Company if such alteration or change would adversely affect the holders of Constituent Common Stock and Constituent Preferred Stock, or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of Constituent Common Stock and Constituent Preferred Stock.

ARTICLE 5

MISCELLANEOUS

Section 5.1 Termination. This Agreement may be terminated and the Merger abandoned at any time before the filing of the Articles of Merger with the Secretary of State of the State of Wyoming and the Articles of Merger with the Secretary of State of the State of Nevada, whether before or after shareholder approval of this Agreement, by the consent of the Boards of Directors of Constituent Company and Surviving Company.

Section 5.2 Captions and Section Headings. As used herein, captions and section headings are for convenience only and are not a part of this Agreement and shall not be used in construing it.

Section 5.3 Entire Agreement. This Agreement and the other documents delivered pursuant hereto and thereto, or incorporated by reference herein, contain the entire agreement between the parties hereto concerning the transactions contemplated herein and supersede all prior agreements or understandings between the parties hereto relating to the subject matter hereof.

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Section 5.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered to be an original instrument.

Section 5.5 Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

Section 5.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

Section 5.7 No Third-Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 5.8 Governing Law. This Agreement shall be construed in accordance with the laws of Nevada, except to the extent the laws of Wyoming shall apply to the Merger where mandated by the WBCA.

[Signature page follows]

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IN WITNESS WHEREOF, Constituent Company and Surviving Company have duly executed this Agreement as of the date first written above.

Constituent Company:

PINEAPPLE EXPRESS, INC.,
a Wyoming corporation

By:	/s/ Shawn Credle
Name:	Shawn Credle
Title:	Chief Executive Officer

Surviving Company:

PINEAPPLE, INC.,
a Nevada corporation

By:	/s/ Shawn Credle
Name:	Shawn Credle
Title:	Chief Executive Officer

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